Exhibit 99.1

For release: IMMEDIATELY

     For additional information contact: Richard G. Johnson, Chief Financial Officer – (201) 329-7300

     PHIBRO ANIMAL HEALTH CORPORATION ANNOUNCES REDEMPTION OF SERIES C PREFERRED STOCK FROM PALLADIUM

     Ridgefield Park, New Jersey, February 28, 2005 – Phibro Animal Health Corporation (the “Company”), announced today the consummation of the redemption of its Series C Preferred Stock, all of which was held by Palladium Equity Partners II LP and certain of its affiliates, for $26.4 million. The funds used for such redemption were contributed to the capital of the Company by PAHC Holdings Corporation (“PAHC Holdings”), a holding company for the capital stock of the Company recently formed by certain of the shareholders of the Company. On February 10, 2005, PAHC Holdings successfully completed a private offering of $29 million of its senior secured notes due 2010 (“HoldCo Notes”). The proceeds from the sale of the HoldCo Notes have been held in escrow to finance the redemption.

     PAHC Holdings was formed by Jack Bendheim, Marvin S. Sussman and trusts for the benefit of Mr. Bendheim and his family. PAHC Holdings now owns all of the outstanding capital stock of all classes of the Company, and Mr. Bendheim, Mr. Sussman and trusts for the benefit of Mr. Bendheim’s family own the same number and class of shares of PAHC Holdings as they previously owned of the Company, and having the same designations, relative rights, privileges and limitations as the Company’s shares of such class.

     The HoldCo Notes are secured by all of PAHC Holding’s assets (now consisting substantially of all of the outstanding capital stock of the Company). The HoldCo Notes and such security interest are effectively subordinated to all liabilities, including the Company’s and its subsidiaries’ trade payables, as well the Company’s indenture indebtedness. Interest on the HoldCo Notes is payable at the option of PAHC Holdings in cash or pay-in-kind HoldCo Notes. The Company is not obligated on the HoldCo Notes.

     In connection with the redemption, the Company, PAHC Holdings, the Palladium investors and the principal stockholders of PAHC Holdings entered into an agreement with respect to (1) the redemption price (consisting of $19.6 million of liquidation preference and $6.8 million of equity value), (2) amending the terms of the post-redemption redemption price adjustment set forth in the certificate of incorporation of the Company (A) from an amount payable upon the occurrence of certain capital stock transactions determined with respect to the value of the Company upon the occurrence of such capital stock transaction, to a liquidated amount of $4 million, payable only after the occurrence of certain capital stock transactions and the receipt by the current stockholders of PAHC Holdings, on a cumulative basis, of an aggregate of $24 million of dividends and distributions in respect of such capital stock transactions, and (B) to remove the one-year time period for such adjustment of the redemption price, and (3) eliminating the backstop indemnification obligation of the Company to the Palladium investors of up to $4 million incurred in connection with the sale by the Company to the Palladium investors in December 2003 of The Prince Manufacturing Company.

Company Description

     The Company is a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives (“MFAs”) and nutritional feed additives, which the Company sells throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventively and therapeutically in animal feed to produce healthy livestock. The Company is also a specialty chemicals manufacturer and marketer, serving numerous markets.

Forward-Looking Statements

     This news release contains statements that, to the extent that they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s substantial leverage and potential inability to service its debt; the Company’s dependence on distributions from its subsidiaries; risks associated with the Company’s international operations and significant foreign assets; the Company’s dependence on its Israeli operations; competition in each of the Company’s markets; potential environmental liability; potential legislation affecting the use of medicated feed additives; extensive regulation by numerous government authorities in the United States and other countries; the Company’s reliance on the continued operation and sufficiency of our manufacturing facilities; the Company’s reliance upon unpatented trade secrets; the risks of legal proceedings and general litigation expenses; potential operating hazards and uninsured risks; the risk of work stoppages; the Company’s dependence on key personnel; and other factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission.